Purchase of "StickyBar" Technology and
           SofCast Non-programming Technology Licensing Agreement

     This strategic integration and licensing Agreement is made as of this 5th day of July 2005, by and between eWorldMedia Holdings, Inc.
(eWorldMedia), and SofCast, Inc. (SofCast).

                                WITNESSETH:

     WHEREAS, eWorldMedia wishes to purchase the "StickyBar" technology and all its related patents from SofCast and market the StickyBar product through a subsidiary company; and

     WHEREAS, eWorldMedia further wishes to acquire a permanent sub-license, subject to any termination pursuant to disagreements, to market all other current and future SofCast technologies, including non-exclusive rights to network marketing these technologies; and

     WHEREAS, SofCast wishes to sell the "StickyBar" technology and grant the sub-license to eWorldMedia as mentioned above; and

     WHEREAS, the parties have already signed a formal Letter of Intent to this effect, which is hereby incorporated and integrated into this agreement;

     NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   RESTRUCTURING OF "NEW COMPANY"

1.1 Name. CMS is an existing corporation that is currently wholly owned by eWorldMedia. CMS ("New Company") will be given a new name to more accurately reflect its new purpose.

1.2 Payments. Upon completion of this transaction, 100% of the New Company will be owned by eWorldMedia. New Company shall be a corporation taxable under subchapter C of the Internal Revenue Code. New Company shall concurrently pay SofCast amounts in cash equal to 20% of the fair market value of any dividend declared and paid to eWorld Media, including but not limited to liquidating dividends. New Company shall concurrently pay SofCast an amount in cash equal to 20% of the fair market value of any proceeds paid to eWorld Media upon any transfer or sale of shares of New Company, including but not limited to a transfer in connection with a merger or reorganization. All amounts paid to affiliates will be reasonable and customary.

1.3 Management. Mike Kolsy will be named President of the New Company and will report directly to the eWorldMedia Board of Directors and its Chairman Ron Touchard. Mr. Kolsy will be responsible for overseeing all operations of the New Company during its transition and startup phase, for which he will receive compensation in the amount of $5,000 per month beginning 30 days after the signing of the final agreement. Between three and six months from now, or once the new company is funded and fully viable in the market place and a suitable replacement has been found, Mr. Kolsy will step down as President and assume the title and responsibilities of Chief Technical Officer. A separate Employment Agreement, including indemnification, will be drafted to outline the specifics of Mr. Kolsy's duties and responsibilities, etc.

1.4 Liquidation. If eWorldMedia and/or the New Company liquidates, dissolves, becomes insolvent, ceases conducting active business, or otherwise ceases to actively exploit the commercial applications of StickyBar technology, then SofCast shall become the owner of all right, title and interest in the StickyBar technology and have the perpetual right thereafter to use and exploit all StickyBar Technology for its own separate account.




2.   TRANSFER OF "STICKYBAR" TECHNOLOGY

     Upon completion of this transaction, SofCast, Inc. will transfer within 15 days all rights of ownership of the StickyBar technology to the New Company and the New Company will own outright the technology, all source codes, all current and future patents and patents pending, and exclusive licensing rights to the "StickyBar" product and technology. SofCast will also transfer 5 custom toolbars ready for deployment which are San Francisco Bay Hotel Collection, radio, talking, Real Estate and TV toolbars.

3.   LICENSE OF ALL ADDITIONAL SOFCAST TECHNOLOGIES

     Upon completion of this transaction, the New Company will also receive a permanent (provided SofCast continues to receive the royalties due under this Agreement) non-exclusive license to market all other current and future SofCast technologies, including such non-exclusive rights to market these technologies through a Direct Marketing Distribution Model. "Direct Marketing Distribution Model" refers to distribution of products or services through a structured multi-level marketing genealogy compensation plan. SofCast will receive royalties on all products using SofCast Technology per paragraph 7.2.

4.   Use of SofCast technology

     CMS will have license to use SofCast technology to develop new products like Elearning, Webcasting and Content Management. SofCast will provide high level technology interface in object code form only and hereby licenses that code to CMS on a non-transferable basis to develop new products (no source code will be released) for the StickyBar application. SofCast will receive royalty on all products using SofCast technology per paragraph 7.2. It is further agreed that CMS will have exclusive rights for their new CMS-developed products to multi-level network marketing companies.

4.1 CMS and/or eWorldMedia will have an option to purchase the SofCast Technology rights at a price of $20 million, 70% in cash and 30% in eworldmedia stocks. The purchase price is good until Dec31, 2005. After that, CMS and eworldmedia will have the first right of refusal option to match any purchase price. The right of refusal option will expire on June 30, 2006

5.   PATENTS

     eWorldMedia will, at its own cost, apply for and own all Patents and Patents Pending relevant to the StickyBar product. eWorldMedia will own these Patents and/or Patents Pending "free and clear," except for the obligations created in this Agreement. SofCast will own all other SofCast technology free and clear of any claim, other than licenses and rights, if any, expressly granted in this Agreement. CMS shall not collaterally challenge any right of SofCast in SofCast's technology and shall not support or assist third parties to challenge SofCast's rights or interests, patents, trademarks, or other rights.

6.   MARKETING

     eWorldMedia and the New Company will use their best efforts to market the StickyBar product and technology through direct sales and through eWorldMedia's international network of distributors. eWorldMedia and the new company will also explore the possibilities of sub-licensing the StickyBar product and other SofCast technologies to other entities using a business-to-business approach.

7.   PAYMENTS

7.1 EWME Stock. In exchange for the above considerations, the current stockholders of SofCast will receive up to 2,000,000 Series B Preferred Shares of eWorldMedia Holdings, Inc., duly authorized, fully-paid, validly issued stock and free and clear of any claims or restrictions other than under the federal and state securities laws as follows:

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     a.   250,000 shares upon signing of this agreement; plu
     b. 1,750,000 total additional shares based on performance as follows: 50,000 shares per each 50,000 downloads of "StickyBar" plus 50,000 shares per each $50,000 in revenue generated by the New Company until a total of 1,750,000 additional shares are granted, for a total of 2,000,000 shares altogether.

Such payment shall be taxable and valued at $10,000 and reported by CMS on Form 1099. The agreed value of the Stock is $.005 per Series B Preferred Share. CMS hereby represents and warrants to SofCast that the Series B Preferred Shares and Common Stock issuable upon conversion are duly authorized, fully paid and nonassessable, and shall not be subject to any claim or restriction other than standard restrictions on resale under the federal and state securities laws.

7.2 Royalties. No royalties will be paid on the StickyBar. However, SofCast will receive royalties in the amount of 20% of gross sales of all other products developed by SofCast and sold by or through eWorldMedia and/or the New Company or any affiliate. The royalties shall be due on account of every licensed or unlicensed use of such products by any person, including without limitation, any affiliates of New Company. Royalties will be accounted and paid no later than the 30 days after the end of the month for which such amounts are accrued and received.

7.3 Sale or License of Patents. If a patent is sold or licensed to an entity not owned or controlled by eWorldMedia, Mike Kolsy will receive 20% of the sales and/or licensing revenues regardless of termination of employment. Payments will be accounted and paid no later than the closing of the transaction for which such amounts are accrued and received.

7.4 Taxes. eWorldMedia and/or the New Company shall have sole responsibility for collecting, reporting, and/or paying all income, sales, excise, property, value-added tax, and other taxes imposed by any governmental authority, as they pertain to the duties, obligations, and performance of eWorldMedia and the New Company. Without limiting the generality of the foregoing, eWorldMedia and/or the New Company shall be responsible for reporting and paying all customs, import, and remittance duties or assessments arising from the import the basic courses into any and all countries.

8.   LIMITED WARRANTY, DISCLAIMER, AND LIMITATIONS

     SofCast warrants that StickyBar technology is substantially "bug free", that it works with an industry standard Microsoft IE browser configuration and that its operation is scalable.

     The StickyBar technology, however, like any other technology will require code upgrades or modifications to work with newer browser versions as they become available.

     These warranties are in lieu of all other warranties, express or implied, oral or written, with respect to StickyBar including, without limitation, the implied warranties of conformance to samples, merchantability and fitness for a particular purpose.

9.   LEGAL COMPLIANCE

     9.1 Compliance with Applicable Laws. eWorldMedia, the New Company and SofCast shall comply with all applicable laws, rules and regulations in performance of its duties and obligations in connection with this Agreement.

     9.2 Legal Representation. Under no circumstances shall any of the parties misrepresent or mislead the features and functionality of the SofCast technology, or make any claims detrimental to SofCast, eWorldMedia or the New Company. eWorldMedia, SofCast and the New Company at all times shall conduct their respective businesses in a professional, legal and ethical manner in accordance with applicable laws.

     9.3 Legal Authority. SofCast hereby represents and warrants that it has the authority to enter into this agreement and that SofCast has the authority of all title and intellectual property rights in and to resell and develop applicable technology and, except for the rights granted herein, no other person or legal entity has any such rights.

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10.  TERM AND TERMINATION

     This Agreement shall be effective as of the date it is signed and accepted by both parties below.

11.  DEFAULT

     If either party materially defaults on its obligations hereunder and fails to cure its default, if such default is capable of cure, within thirty (30) days after having been given notice of such default.

12.  NOTICES

     All notices required herein to be in writing, will be deemed given:
(i) five (5) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) working day after deposit with a commercial overnight carrier, with written verification of receipt, or (iii) upon personal delivery. All communications will be sent to the addresses set forth in the preamble to this Agreement, or to such other address as may be designated by a party by giving written notice to the other party pursuant to this

13.  GENERAL

     13.1 Entire Agreement. The provisions herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof, except any Confidentiality, Non-Disclosure and Non-circumvention Agreement/s or such other similar agreement/s dated or signed simultaneously with this Agreement, which governs all confidential and proprietary information of eWorldMedia, the New Company and SofCast. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all parties.

     13.2 Waiver. No waiver by either of the parties to this Agreement of any condition, term or provision hereof shall be valid unless set forth in an instrument in writing signed on behalf of such party, and no such waiver shall be deemed a waiver of any preceding or subsequent breach of the same of any other condition, term or provision of this Agreement.

     13.3 Force Majeure. Neither party shall be held liable for failure to fulfill its obligations hereunder if such failure is due to a natural calamity, act of government, or other cause beyond the control of such party.

     13.4 Days. Should the date on which any payment or other performance of either of the parties hereto is due fall on a date that is a Saturday, Sunday or legal holiday (recognized as such by the Federal Government) or such other holiday recognized by one of the parties (together, "Holiday"), then payment or performance shall not be due until the next day which is not a Saturday, Sunday or Holiday.

     13.5 Governing Law. The validity, construction, and performance of this Agreement shall be governed by the laws of the state of California, without regard to the conflicts of laws principles thereof.

     13.6 Attorneys' Fees. The prevailing party in any arbitration or litigation shall be entitled to recover reasonable attorneys' fees and costs in arbitration to all other available relief.

     13.7 Consent to Jurisdiction. Both parties consent to the jurisdiction and proper venue of the state of California in connection with any action or lawsuit instituted to enforce any provision of this Agreement.

     13.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of the Agreement will remain in full force and effect.

     13.9 Rights Outside of Agreement. Nothing contained in this Agreement shall be construed as limiting rights that the parties may enjoy outside the scope of the licenses granted and the obligations and restrictions set forth or treated herein.

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     In Witness Whereof, eWorldMedia and SofCast have caused this Agreement to be signed by their respective duly authorized officers as of the day and year above written.


AGREED AND ACCEPTED:

eWorldMedia Holdings, Inc.


By:                           Date:
 Ron Touchard, CEO

SofCast, Inc.


By:                           Date:
Mike Kolsy, President























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